            Exhibit 99.1
February 2, 2010

Re: Stock Repurchase Program

Dear American Church Mortgage Company Shareholder:

This letter is to bring to your attention and summarize a Stock Repurchase Program just adopted by the Board of Directors of American Church Mortgage Company (“ACMC” or the “Company”).  Recently, the Board determined that it is in the best interest of shareholders to have an opportunity to convert their shares of ACMC common stock (“Shares”) into ACMC’s Series C Secured Investor Certificates (the “Certificates”) at a conversion rate of $5.00 per Share.  The minimum repurchase amount will be for 200 Shares, and repurchases will be in $1,000 increments. Thus, if a shareholder elects to convert his or her Shares into Certificates, for every 200 Shares exchanged he or she will receive one $1,000 principal amount Certificate, due in 13 to 20 years paying quarterly interest from 6.25% to 7.25% per year, depending on the maturity selected.   Shareholders may select the interest rate and the term for their Certificate(s) (subject to availability) on the enclosed form.  Shareholders who own less than 200 shares do not qualify to participate in the Stock Repurchase Program.

Why did the Board authorize this Stock Repurchase Program?

The Board has determined that, with the exception of a very thinly traded market in the Company’s stock in which Shares traded at prices ranging from $.75 to $3.00 per Share during the last year, shareholders do not have a viable means of liquidating their Shares.  The Board believes that some shareholders may instead prefer to own a Certificate that has a specific maturity date, pays a specified rate of interest, and is senior, secured debt of the Company, collateralized by specific Company assets.  The Board and Management make no recommendation to shareholders as to whether the exchange is the right thing to do for each shareholder. Nevertheless, the Board believes that the exchange program is fair to shareholders and to the Company, and may be elected by many shareholders who prefer to own Certificates rather than Shares at this time.

If I elect to exchange my Shares for Certificates, must I exchange all of my Shares?

Yes.  If a shareholder elects to exchange their Shares for Certificates, they must exchange all Shares of ACMC that they own, directly or indirectly.  Thus, if a person owns Shares in his name, other Shares in his and his wife’s name, and additional Shares in an IRA, he must exchange all Shares owned in all three different registrations.  If the shareholder own 215 Shares of ACMC stock and elects to participate, he would receive one $1,000 Certificate, plus cash of $5.00 per Share for the odd-lot 15 Shares ($75.00) over the 200 converted Shares.

Can I just exchange my Shares for cash?

No. The Program is specifically intended to exchange Shares for Certificates, with the exception of odd-lots over 200 Share increments.  Thus, Shareholders who own less than 200 shares are not eligible for the Stock Repurchase Program.

Must I make a decision to exchange now?

No. The Repurchase Program is intended to remain open until further notice or until 500,000 Shares are exchanged for Certificates on a first-come, first-served basis. Since the Company does not know how many shareholders will elect to exchange their Shares, the duration of the Program cannot be determined.  However, the Program may be terminated by the Board at any time upon 10 days’ notice to shareholders.

If I wish to exchange my Shares, what must I do?

If you believe that exchanging your Shares of ACMC common stock for the Company’s Series C Secured Investor Certificates is right for you, please complete the enclosed form and return it in the envelope provided.  We will immediately send you a Prospectus that describes in detail the Series C Secured Investor Certificates.  In addition, we will send a confirmation showing which Certificate(s) you have selected. You then must mail to us a signed stock power, your stock certificate(s) (if applicable) and an account application.  You will commence earning interest on your new Certificate(s) on the effective date of your registration, unless it is within 15 days of the end of a calendar quarter. In such event, you will receive a dividend on your Shares for that full quarter, and commence earning interest on your certificate(s) at the beginning of the next quarter.

Are there tax consequences to me if I exchange my Shares for Certificates?

There probably will be tax consequences with respect to Shares that are not held in a retirement account such as an IRA or 401(k).  If you paid more than $5.00 for your ACMC Shares, the process of exchanging them for Certificates at a conversion rate of $5.00 per Share may give rise to a long or short-term capital loss for the difference between what you paid for your Shares and the $5.00 exchange rate. Conversely, if you paid less than $5.00 for your Shares, you may have a capital gain upon exchange. The foregoing is for informational purposes only, and the Company is not providing you with tax advice.  Accordingly, if tax implications weigh upon your decision, we advise you to seek competent tax counsel to assist you in this respect.

Can I change my mind and withdraw from the Repurchase Program?

Yes. Even after you have requested to participate, you may withdraw at any time before we have redeemed your Shares.

If I have other questions, is there someone I can call to discuss this program further?

Yes. You may certainly call your securities broker, or you may call the Company at 1-800-815-1175, extension 127.

We encourage you to carefully consider the Stock Repurchase Program to determine if an election to convert your Shares into the Company’s Series C Secured Investor Certificates is in your best interest.  If you have further questions, or wish to receive a Prospectus describing the Series C Certificates, please contact the Company at 1-800-815-1175, ext. 127.

Very truly yours,

Board of Directors
American Church Mortgage Company

AMERICAN CHURCH MORTGAGE COMPANY
STOCK REPURCHASE PROGRAM
RESERVATION FORM

«Name» «Address_1» «Zip_Combo»	Shareholder Number:	«HOLDER_IDENTIFIER»

	Number of Shares Certificated:	«Stock_Certificate»
	Number of Shares in Book Entry:	«Book_Entry»
	Total Number of Shares Owned:	«Shares»

Dear Shareholder:

If you are interested in exchanging your Shares of American Church Mortgage Company Common Stock for Series C Secured Investor Certificates, please make your reservation below.  Currently your exchange would be:

Number of Shares of Common Stock Currently Owned:	«Shares»
Number of Certificates you will receive if you Exchange:	«Srs_C_Ctfs»
Cash for Odd-Lots Shares:	«Cash»

PLEASE MAKE YOUR RESERVATION BELOW.
  YOU MUST SELECT IN $1,000 INCREMENTS:

Certificate Term	Interest Rate %	Amount Requested ($1,000 Increments):
13 Year	6.25%
14 Year	6.25%
15 Year	6.35%
16 Year	6.50%
17 Year	6.65%
18 Year	6.75%
19 Year	7.00%
20 Year	7.25%
Total Requested (Must Agree to the Amount Shown)		«Srs_C_Ctfs»

All registered owners must sign and date this form below.  Please return in the envelope provided.  Upon receipt of this form, we will send you a Prospectus for your consideration.  Please note: this form is only a reservation form; you will need to complete additional paperwork for an exchange to occur.  If you have any questions, please contact the Company at 1-800-815-1175 ext. 127.

_______________________________________                          ____________________________________________________
Signature of Owner          (Date)                            Signature of Co-Owner (if applicable)                  (Date)

This reservation form is not an offer to sell nor a solicitation of an offer to buy these securities.  Offers may be made only by means of Prospectus to which reference is made for the complete information authorized in the sale of these securities including Risk Factors.  Offers and sales may be made only in states where the Certificates have been registered (or where registration exemptions are available).